     As filed with the Securities and Exchange Commission on April 10, 2002
                                         Registration Statement No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ___________________

                                  WATSCO, INC.
           ----------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Florida                                     59-0778222
---------------------------------       ----------------------------------------
(State or other jurisdiction of           (IRS Employer Identification Number)
 incorporation or organization)

                            2665 South Bayshore Drive
                                    Suite 901
                          Coconut Grove, Florida 33133
           ----------------------------------------------------------
                    (Address of Principal Executive Offices)


                        2001 Incentive Compensation Plan
           ----------------------------------------------------------

                                 Barry S. Logan
                          Vice President and Secretary
                                  Watsco, Inc.
                            2665 South Bayshore Drive
                                    Suite 901
                          Coconut Grove, Florida 33133
           ----------------------------------------------------------
                     (Name and address of agent for service)



                                 (305) 714-4100
         ---------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                             Rebecca R. Orand, Esq.
                             Greenberg Traurig, P.A.
                              1221 Brickell Avenue
                              Miami, Florida 33131
                                 (305) 579-0500
                               ___________________

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                   Proposed maximum            Proposed
           Title of securities                Amount to be          Offering price         maximum aggregate         Amount of
            to be registered                   registered              per share            offering price        registration fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.50,                  3,000,000               $16.94 (1)           $44,253,121.17 (1)       $4,071.29 (1)
underlying stock options previously              shares
issued or to be issued under the 2001
Incentive Plan
-----------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock, par value $0.50,          3,000,000               $17.00 (2)           $42,662,625.40 (2)       $3,924.96 (2)
underlying stock options previously              shares
issued under the 2001 Incentive Plan
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(h) of the Securities Act of 1933, as amended, on the basis of (i) the exercise price of $11.40 with respect to options to purchase 20,000 shares of the common stock, par value $0.50, of the Company (the "Common Stock") granted under the 2001 Incentive Plan,
     (ii) the exercise price of $11.95 with respect to options to purchase 10,000 shares of the Common Stock under the 2001 Incentive Plan, (iii) the exercise price of $11.30 with respect to options to purchase 233,000 shares of the Common Stock under the 2001 Incentive Plan, (iv) the exercise price of $12.99 with respect to options to purchase 15,000 shares of the Common Stock under the 2001 Incentive Plan, (v) the exercise price of $11.79 with respect to options to purchase 60,000 shares of the Common Stock under the 2001 Incentive Plan, (vi) the exercise price of $14.15 with respect to options to purchase 10,125 shares of the Common Stock under the 2001 Incentive Plan, (vii) the exercise price of $12.95 with respect to options to purchase 15,000 shares of the Common Stock under the 2001 Incentive plan, (viii) the exercise price of $13.07 with respect to 50,000 shares of Restricted Common Stock granted under the 2001 Incentive Plan and (ix) the average of the high and low prices reported on the New York Stock Exchange
     (NYSE) of the Common Stock with respect to restricted shares granted or options to purchase 2,324,643 shares of the Common Stock on April 5, 2002 to be granted under the 2001 Incentive Plan. This Registration Statement also includes an indeterminable number of additional shares of Common Stock which may be issued pursuant to the 2001 Incentive Plan as a result of stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act of 1933.
(2) Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(h) of the Securities Act of 1933, as amended, (i) the exercise price of $11.30 with respect to options to purchase 200,000 shares of the Class B Common Stock under the 2001 Incentive Plan, (ii) the exercise price of $14.20 with respect to 62,232 shares of the Restricted Class B Common Stock granted under the 2001 Incentive Plan and (iii) the average of the high and low prices reported on the American Stock Exchange (AMEX) of the Common Stock with respect to restricted shares granted or options to purchase 2,324,643 shares of the Class B Common Stock on April 5, 2002 to be granted under the 2001 Incentive Plan. This Registration Statement also includes an indeterminable number of additional shares of Class B Common Stock which may be issued pursuant to the 2001 Incentive Plan as a result of stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act of 1933.

           PART I. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

         We hereby incorporate by reference into this Registration Statement the following documents or portions thereof as indicated:

         (a)   our Annual Report on Form 10-K for the year ended December 31,
               2001;

         (b) all other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 2001; and

         (c) the description of our Common Stock contained in our registration statement on Form 8-A, including any amendments to such registration statement;

         In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

         Any statement contained in this Registration Statement, or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.      Description of Securities.

         Not applicable.

Item 5.      Interests of Named Experts and Counsel.

         Cesar L. Alvarez, one of our directors, is the President and Chief Executive Officer and a shareholder of Greenberg Traurig, P.A., our legal counsel.

Item 6.      Indemnification of Directors and Officers.

         Florida Business Corporation Act. Section 607.0850 of the Florida
         --------------------------------
Business Corporation Act (the "FBCA") generally permits us to indemnify our directors, officers, employees or other agents who are subject to any third-party actions because of their service to us if such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests. If the proceeding is a criminal one, such person must also have had no reasonable cause to believe his conduct was unlawful. In addition, we may indemnify our directors, officers, employees or other agents who are subject to derivative actions against expenses and amounts paid in settlement which do not exceed, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. To the extent that a director, officer, employee or other agent is successful on the merits or otherwise in defense of a third-party or derivative action, such person will be indemnified against expenses actually and reasonably incurred in connection therewith. This Section also permits a corporation further to indemnify such persons by other means unless a judgment or other final adjudication establishes that such person's actions or omissions which were material to the cause of action constitute (1) a crime (unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it unlawful), (2) a transaction from which he derived an improper personal benefit, (3) a transaction in violation of
Section 607.0834 of the FBCA (unlawful distributions to shareholders), or (4) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         Furthermore, Section 607.0831 of the FBCA provides, in general, that no director shall be personally liable for monetary damages to us or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director's breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly,
(iii) a circumstance under which the liability provisions of Section 607.0834 of the FBCA are applicable, (iv) in a proceeding by or in our right to procure a judgment in our favor or by or in the right of a shareholder, conscious disregard for our best interest, or willful misconduct, or (v) in a proceeding by or in the right of someone other than us or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term "recklessness," as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the directors; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

         Amended and Restated Articles of Incorporation. Our Amended and
         ----------------------------------------------
Restated Articles of Incorporation, as amended, provide that we shall indemnify any of our directors, officers, or employees, or former directors, officers or employees, or any person who may have served at our request as a director, officer or employee of another corporation in which we own shares of capital stock, or of which we are a creditor, against expenses actually and necessarily incurred by him in connection with the defense of any action suit or proceeding in which he is made a party by reason of being or having been such director, officer or employee, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. We may also reimburse any director, officer or employee the reasonable costs of settlement of any such action, suit or proceeding, if it shall be found by a majority of a committee composed of the directors not involved in the matter in controversy (whether or not a quorum) that it was in our best interests that such settlement be made and that such director, officer or employee was not guilty of negligence or misconduct. Such rights of indemnification and reimbursement shall not be deemed exclusive of any other rights to which such director, officer or employee may be entitled under any Bylaw, agreement, vote of shareholders, or otherwise.

         Insurance. In addition to the foregoing, the Registrant carries
         ---------
insurance permitted by the laws of Florida on behalf of directors, officers, employees or agents which may cover, among other things, liabilities under the Securities Act of 1933, as amended.

Item 7.    Exemption from Registration Claimed.

         Not applicable.

Item 8.    Exhibits

         See Exhibit Index.

Item 9.    Undertakings

           (a)  The undersigned  hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

                     (iii) To include any material information with respect to
                  the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii)
                  do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Act, each filing of the corporation's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the corporation pursuant to the foregoing provisions, or otherwise, the corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the corporation of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Act, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8 and have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on April 10, 2002.

                                             WATSCO, INC.


                                             By: /s/ Albert H. Nahmad
                                                --------------------------------
                                             Name:  Albert H. Nahmad
                                             Title: President



                                             By: /s/ Barry S. Logan
                                                --------------------------------
                                             Name:  Barry S. Logan
                                             Title: Vice President

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Albert H. Nahmad and Barry S. Logan, or either of them, as our true and lawful attorney-in-fact, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents to be filed in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or their substitutions, each acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

           Signature                                  Title                             Date
--------------------------------------   --------------------------------------    --------------

/s/ Albert H. Nahmad                     Chairman of the Board and President       April 10, 2002
-----------------------------------
Albert H. Nahmad                         (principal executive officer)

/s/ Barry S. Logan                       Vice President and Secretary (principal   April 10, 2002
-----------------------------------
Barry S. Logan                           accounting officer)

/s/ Cesar L. Alvarez                     Director                                  April 10, 2002
-----------------------------------
Cesar L. Alvarez

/s/ David B. Fleeman                     Director                                  April 10, 2002
-----------------------------------
David B. Fleeman

/s/ George Fugelsang                     Director                                  April 10, 2002
-----------------------------------
George Fugelsang

/s/ Victor Lopez                         Director                                  April 10, 2002
-----------------------------------
Victor Lopez

/s/ Paul F. Manley                       Director                                  April 10, 2002
-----------------------------------
Paul F. Manley

/s/ Bob L. Moss                          Director                                  April 10, 2002
-----------------------------------
Bob L. Moss

/s/ Roberto Motta                        Director                                  April 10, 2002
-----------------------------------
Roberto Motta

                                  EXHIBIT INDEX


 Exhibit
 Number                            Description
 -------                           -----------
   4.1        2001 Incentive Compensation Plan
   5.1        Opinion of Greenberg Traurig, P.A.
  23.1        Consent of Arthur Andersen LLP
  23.2 Consent of Greenberg Traurig, P.A. (contained in its opinion filed as Exhibit 5.1 hereto)
  24.1 Power of Attorney is included in the Signature section of the Registration Statement